Exhibit 10.2

TAX MATTERS AGREEMENT (this “Agreement”), dated as of             , 2014, by and between TIME WARNER INC., a Delaware corporation (“TWX”), and TIME INC., a Delaware corporation (“Time” and, together with TWX, the “Parties”).

W I T N E S S E T H :

WHEREAS Time is a wholly-owned subsidiary of TWX and a member of its consolidated group;

WHEREAS, pursuant to the Separation Agreement, TWX and Time have effected or agreed to effect (i) the Internal Reorganization (the steps of which are described in Appendix A) and (ii) the Distribution (together, the “Transactions”); and

WHEREAS the Parties intend that each step of the Transactions qualify for its Intended Tax Treatment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definition of Terms. The following terms shall have the following meanings. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

“10% Acquisition Transaction” has the meaning set forth in Section 4.06.

“2014 UK Returns” means the corporation Tax return and statutory accounts and any related or supporting documentation or computations of each Group Member (other than any Group Member that is not U.K. resident for U.K. Tax purposes) for the period commencing on January 1, 2014.

“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code) of the trade or business described in the Tax Opinion Representations for purposes of satisfying the requirements of Section 355(b) of the Code as it applies to the Distribution with respect to Time.

“Agreement” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Determination” means (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as the responsible Party determines that no action should be taken to recoup that payment and the other Party agrees.

“EMA” means the Employee Matters Agreement dated as of             , 2014, by and between TWX and Time, including the Schedules thereto.

“GPA” means the group payment arrangement made pursuant to Section 59F of the Taxes Management Act 1970 under reference number 900 6306715390 A 07.

“GPA Member” has the meaning set forth in Section 6.01(a).

“Group Member” means each member of the IPC Tax Group, each member of the TAEHL Tax Group and UK HoldCo.

“Group Relief” means any (i) relief surrendered, obtained or claimed pursuant to Part V of the Corporation Tax Act 2010, (ii) refund of Taxes surrendered or claimed pursuant to Section 963 of the Corporation Tax Act 2010, (iii) allocation or reallocation of profits, losses or gains for capital gains Tax purposes pursuant to an election under Section 171A or Section 179A of the Taxation of Chargeable Gains Act 1992 (and references to a “surrender” of such relief will be construed accordingly), (iv) notional reallocation of a gain pursuant to an election under Section 792 of the Corporation Tax Act 2009 or (v) eligible unrelieved foreign Tax surrendered or claimed pursuant to the Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.

“Indemnity Payment” means an indemnity payment contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement.

“Intended Tax Treatment” means the U.S. Intended Tax Treatment and the U.K. Intended Tax Treatment.

“IPC Tax Group” means Time UK Publishing Holdings Limited, a U.K. private limited company, and any Person that is or was a Subsidiary of Time UK Publishing Holdings Limited as of the Distribution or at any time prior to the Distribution.

“IRS” means the U.S. Internal Revenue Service.

“Nominated Company” means Time Warner Limited, a U.K. private limited company.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Ordinary Taxes” means Taxes other than (i) Transaction Taxes and (ii) Transfer Taxes described in Section 2.04.

“Parties” has the meaning set forth in the preamble.

“Pre-Distribution Tax Period” means any taxable period (or portion thereof) that ends on or before the Distribution Date.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.03(b).

“Records” has the meaning set forth in Section 5.01.

“Refund Recipient” has the meaning set forth in Section 2.05.

“Regulations” means the Treasury regulations promulgated under the Code.

“Repayment” has the meaning set forth in Section 6.02(c).

“Restricted Period” has the meaning set forth in Section 4.03(a).

“Ruling” means a private letter ruling (including any supplemental ruling) issued by the IRS in connection with the Transactions, whether granted prior to, on or after the date hereof.

“Satisfactory Guidance” has the meaning set forth in Section 4.04(b).

“Separation Agreement” means the Separation and Distribution Agreement dated as of             , 2014, by and between TWX and Time, including the Schedules thereto.

“SSE” has the meaning set forth in Appendix A.

“Straddle Period” has the meaning set forth in Section 2.07(b).

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by their terms ordinary voting power to elect at least a majority of the board of directors (or others performing similar functions with respect to such corporation or other organization) is directly or indirectly owned by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“TAEHL Tax Group” means Time Atlantic Europe Holdings Limited, a U.K. private limited company, and any Person that is or was a Subsidiary of Time Atlantic Europe Holdings Limited as of the Distribution or at any time prior to the Distribution.

“Tax Advisor” means (i) for purposes of Section 5.06, a local Tax counsel or accountant of recognized national standing in the relevant jurisdiction and (ii) for all other purposes of this Agreement, a U.S. Tax counsel of recognized national standing.

“Tax Attribute” has the meaning set forth in Section 2.06(a).

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding, in each case by any Taxing Authority.

“Tax Dispute” has the meaning set forth in Section 5.06.

“Tax Opinion Representations” means reasonable and customary representations regarding certain facts in existence at the applicable time made by TWX and Time that serve as a basis for the Tax Opinions.

“Tax Opinions” means the written opinions of Cravath, Swaine & Moore LLP and Herbert Smith Freehills LLP, in each case issued to TWX and Time, to the effect that each step of the Transactions should qualify for its U.S. Intended Tax Treatment and U.K. Intended Tax Treatment, respectively.

“Tax Opinions/Rulings” means (i) any Ruling and (ii) any opinion of a Tax Advisor relating to the Transactions, including those issued on the Distribution Date or to allow a party to take actions otherwise prohibited under Section 4.03(a) of this Agreement.

“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.

“Tax Return Preparer” means (i) with respect to any Tax Return that TWX is responsible for preparing under Section 3.01(a), TWX, and (ii) with respect to any Tax Return that Time is responsible for preparing under Section 3.01(b), Time.

“Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

“TCGA” has the meaning set forth in Appendix A.

“Time” has the meaning set forth in the preamble.

“Time Capital Stock” means (i) all classes or series of capital stock of Time, (ii) all options, warrants and other rights to acquire interests described in clause (i) and (iii) all other instruments properly treated as equity of Time for U.S. Federal income Tax purposes.

“Time Tax Group” means (i) Time, (ii) any Person that is or was a Subsidiary of Time as of the Distribution or at any time prior to the Distribution and (iii) any Person that was a Subsidiary of one or more Persons described in clause (ii) at any time prior to the Distribution.

“Transaction Tax Contest” means a Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.

“Transaction Taxes” means all (i) Taxes imposed on TWX, Time or any of their respective Subsidiaries resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment, (ii) Taxes imposed on any third party resulting from the failure of any step of the Transactions to qualify for its Intended Tax Treatment for which TWX, Time or any of their respective Subsidiaries is or becomes liable for any reason and (iii) reasonable, out-of-pocket legal, accounting and other advisory or court fees incurred in connection with liability for Taxes described in clause (i) or (ii).

“Transactions” has the meaning set forth in the preamble.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed).

“TWX” has the meaning set forth in the preamble.

“TWX Consolidated Group” means any consolidated, combined, unitary or similar group of which (i) any member of the TWX Tax Group is or was a member and (ii) any member of the Time Tax Group is or was a member. For the avoidance of doubt, “TWX Consolidated Group” shall not include any group for U.K. Tax purposes of which any member of the IPC Tax Group or the TAEHL Tax Group is or was a member.

“TWX Tax Group” means TWX and any Person that is or was a Subsidiary of TWX as of the Distribution or at any time prior to the Distribution, excluding each member of the Time Tax Group.

“U.K. Intended Tax Treatment” means, with respect to each step of the Transactions, the U.K. corporation Tax consequences (if any) set forth for such step in Appendix A.

“U.S. Intended Tax Treatment” means, with respect to each step of the Transactions, the U.S. Federal income Tax consequences (if any) set forth for such step in Appendix A.

“Unqualified Tax Opinion” has the meaning set forth in Section 4.04(c).

ARTICLE II

Allocation of Tax Liabilities and Tax Benefits

SECTION 2.01. TWX Indemnification of Time. After the Distribution, TWX shall be liable for, and shall indemnify and hold Time harmless from, the following Taxes, whether incurred directly by Time or indirectly through one of its Subsidiaries:

(a) Ordinary Taxes of TWX and its Subsidiaries for any taxable period;

(b) Transfer Taxes for which TWX is responsible under Section 2.04; and

(c) Transaction Taxes;

in each case, other than Taxes for which Time is liable under Section 2.02.

SECTION 2.02. Time Indemnification of TWX. After the Distribution, Time shall be liable for, and shall indemnify and hold TWX harmless from, the following Taxes, whether incurred directly by TWX or indirectly through one of its Subsidiaries (but without duplication of any such Taxes that Time has already paid (or caused to be paid) pursuant to Article VI):

(a) Ordinary Taxes (i) of TWX and its Subsidiaries for any Pre-Distribution Tax Period to the extent attributable to the Time Tax Group, (ii) of Time and its Subsidiaries for any taxable period other than a Pre-Distribution Tax Period or (iii) of TWX and its Subsidiaries imposed under Section 1.1503(d)-6 of the Regulations relating to the recapture of any “dual consolidated loss” (within the meaning of Section 1503(d)(2) of the Code) incurred by any member of the Time Tax Group;

(b) Transfer Taxes for which Time is responsible under Section 2.04; and

(c) Transaction Taxes attributable to:

(i) the failure to be true when made or deemed made of (A) any Tax Opinion Representation made by Time or (B) any representation made by Time, any Subsidiary of Time, any counterparty to any Proposed Acquisition Transaction or any of such counterparty’s Affiliates for purposes of obtaining a Ruling or an Unqualified Tax Opinion intended to be Satisfactory Guidance;

(ii) any action or omission by Time or any Subsidiary of Time in breach of the covenants set forth herein (including those in Section 4.03), in any other Ancillary Agreement or in the Separation Agreement;

(iii) the application of Section 355(e) or 355(f) of the Code to the Internal Splitoff or the Distribution by virtue of any acquisition of stock or assets of Time or any Subsidiary of Time; or

(iv) any other action or omission by Time or any Subsidiary of Time that Time knows or reasonably should expect, after consultation with a Tax Advisor, could give rise to Transaction Taxes, except to the extent such action or omission is otherwise expressly required or permitted by this Agreement (other than under Section 4.04), any other Ancillary Agreement or the Separation Agreement;

provided, that for purposes of calculating any amount due under Section 2.02(a), Time shall be deemed to have paid the Time Tax Group’s share of any Taxes paid by TWX or any of its Subsidiaries before the Distribution (whether in connection with a final period Tax Return or an estimated Tax Return). For the avoidance of doubt, any Transaction Taxes resulting from the application of Section 355(e) or 355(f) of the Code to the Internal Splitoff or the Distribution by virtue of one or more persons acquiring directly or indirectly stock representing a “50% or greater interest” (as such term is defined in Section 355(e)(4)(A) of the Code) in TWX are described in Section 2.01(c) and not in Section 2.02(c).

SECTION 2.03. Allocation of Ordinary Taxes. (a) For purposes of Section 2.02(a)(i), in the case of any TWX Consolidated Group:

(i) If any Ordinary Taxes arise as a result of any adjustments made after the Distribution to the portion of the relevant Tax Return for a Pre-Distribution Tax Period that relates to a member of the Time Tax Group, the amount of Ordinary Taxes attributable to the Time Tax Group shall equal the excess, if any, of

(A) the amount of Ordinary Taxes actually payable by the TWX Consolidated Group as a result of the adjustments for the relevant period over

(B) the amount of Ordinary Taxes that would have been so payable had no adjustments been made to the portions of the relevant Tax Returns relating to a member of the Time Tax Group; and

(ii) The amount of Ordinary Taxes shown as due on any Tax Return filed after the Distribution that are attributable to the Time Tax Group shall equal the excess, if any, of

(A) the amount of Ordinary Taxes actually shown as due on that Tax Return over

(B) the amount of Ordinary Taxes that would have been shown as due on that Tax Return had the relevant members of the Time Tax Group not been included in the TWX Consolidated Group.

(b) For the avoidance of doubt, Time shall be liable for Taxes of any TWX Consolidated Group under Section 2.02(a)(i) only to the extent any adjustment (as described in Section 2.03(a)(i)) or the inclusion of any relevant member of the Time Tax Group in the relevant TWX Consolidated Group (as described in Section 2.03(a)(ii)) results in an actual increase in the aggregate Tax liability of the TWX Consolidated Group in any period. To the extent that any such adjustment or inclusion in one taxable period increases the amount of Ordinary Taxes actually payable by the TWX Consolidated Group in another taxable period, principles consistent with those in Section 2.03(a) shall apply to determine the amount of Ordinary Taxes attributable to the Time Tax Group.

SECTION 2.04. Allocation of Transfer Taxes. TWX and Time each shall be responsible for any Transfer Taxes incurred by the TWX Tax Group and the Time Tax Group, respectively, as a result of the Transactions. If, under applicable Law, both parties or neither party to a transfer are liable for Transfer Taxes (such as stamp duties imposed by Taxing Authorities in the United Kingdom) resulting from such transfer, then TWX and Time shall be equally responsible for such Transfer Taxes.

SECTION 2.05. Refunds, Credits and Offsets. (a) Subject to Section 2.06, if TWX, Time or any of their respective Subsidiaries receives any refund of any Taxes for which the other Party is liable under this Article II (or, in the case of any Group Member, in respect of which payment has been made by or on behalf of such company to the Nominated Company under the GPA or under Article VI) (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest, but net of any Taxes imposed with respect to such refund) within 10 business days of receipt or accrual; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event such Refund Recipient is required to repay such refund. In the event a Party would be a Refund Recipient but for the fact it elected to apply a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund, and shall be paid within 10 business days of the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.

(b) For purposes of Section 2.05(a), in the case of any TWX Consolidated Group, the Time Tax Group shall be entitled to any refund of Taxes only to the extent of the excess, if any, of (i) the amount of any refund (or reduction in subsequent Taxes) that the TWX Consolidated Group actually receives over (ii) the amount of any refund (or reduction in subsequent Taxes) that the TWX Consolidated Group would have received had any adjustments made after the Distribution to the portions of any Tax Return relating to a member of the Time Tax Group not been made.

SECTION 2.06. Carrybacks. (a) If a Tax Return of Time or any of its Subsidiaries (other than any Group Member) for any taxable period ending after the Distribution Date reflects any net operating loss, net capital loss, excess Tax credit or other Tax attribute (a “Tax Attribute”), then Time or its applicable Subsidiary shall waive the right to carry back any such Tax Attribute to a Pre-Distribution Tax Period to the extent permissible under applicable Law. In the event that Time or any of its Subsidiaries does carry back a Tax Attribute to a Pre-Distribution Tax Period, then (i) subject to Section 2.06(b), no payment with respect to such carryback shall be due to Time or any of its Subsidiaries from TWX and (ii) if Time or any of its Subsidiaries receives any refund, credit or offset of any Taxes in connection with such carryback, Time shall promptly pay to TWX the full amount of such refund or the economic benefit of the credit or offset (including interest, but net of any Taxes imposed with respect to such refund).

(b) Notwithstanding Section 2.06(a), if TWX determines, in its sole discretion, that it has received, either from Time under Section 2.06(a) or directly from a Taxing Authority, a refund of Taxes that Time has actually paid to TWX or to any Taxing Authority pursuant to this Agreement in connection with a carryback by Time or any of its Subsidiaries of a Tax Attribute to a Pre-Distribution Tax Period, TWX shall pay (or repay) to Time the amount of such refund (net of any Taxes imposed with respect to such refund); provided, however, that Time agrees, upon TWX’s request, to repay such amount (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event TWX is required to repay such refund.

SECTION 2.07. Straddle Periods. (a) For U.S. Federal income Tax purposes, the taxable year of each member of the Time Tax Group that was a member of the TWX Consolidated Group will close as of the end of the Distribution Date. TWX and Time shall take all commercially reasonable actions necessary or appropriate to close the taxable year of each member of the Time Tax Group for all other U.S. Tax purposes as of the end of the Distribution Date to the extent permitted by applicable Law.

(b) For any taxable period that includes (but does not end on) the Distribution Date (a “Straddle Period”), Taxes for the Pre-Distribution Tax Period shall be computed (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes generally, as if the taxable period ended as of the close of business on the Distribution Date and, in the case of any such other Taxes that are attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable U.S. state or local or foreign Law), as if the taxable period of that entity ended as of the close of business on the Distribution Date (whether or not such Taxes arise in a Straddle Period of the applicable owner).

ARTICLE III

Tax Returns, Tax Contests and Other Administrative Matters

SECTION 3.01. Responsibility for Preparing Tax Returns. (a) Except as described in Section 3.01(b), TWX shall timely prepare any Tax Returns of the TWX Tax Group and the Time Tax Group that are required or permitted to be filed for any taxable period beginning before the Distribution Date. If Time is responsible for filing any such Tax Return under Section 3.03(a), TWX shall, subject to Section 3.01(c), promptly deliver such prepared Tax Return to Time reasonably in advance of the applicable filing deadline.

(b) Time shall timely prepare (i) all 2014 UK Returns and (ii) any Tax Returns of the Time Tax Group that are required or permitted to be filed for any taxable period beginning before the Distribution Date if such Tax Returns are of a type that a member of the Time Tax Group has historically been responsible for preparing, including Tax Returns set forth on Schedule 3.01(b). If TWX is responsible for filing any such Tax Return under Section 3.03(a), Time shall, subject to Section 3.01(c), promptly deliver such prepared Tax Return to TWX reasonably in advance of the applicable filing deadline.

(c) Except as otherwise described on Schedule 3.01(c), to the extent that any Tax Return described in Section 3.01(a) or (b) directly relates to matters for which another Party may have an indemnification obligation to the Tax Return Preparer, or that may give rise to a refund to which that other Party would be entitled, under this Agreement, the Tax Return Preparer shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (A) as required by applicable Law or to correct any clear error, (B) as a result of changes or elections made on any Tax Return of a TWX Consolidated Group that do not relate primarily to the Time Tax Group or (C) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the Tax Return; (iv) consider in good faith any reasonable comments made by the other Party; and (v) use commercially reasonable efforts to incorporate, in the portion of such Tax Return related to the other Party’s potential indemnification obligation (or refund entitlement), any reasonable comments made by the other Party relating to the Tax Return Preparer’s compliance with clause (i). The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return.

SECTION 3.02. Information Packages. Each Party (i) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary to prepare any Tax Return described in Section 3.01(a) or (b) on a timely basis consistent with the current practices of TWX and its Subsidiaries in preparing Tax Returns and (ii) in so providing such information and assistance, shall use any systems and third party service providers as are consistent with the current practices of TWX and its Subsidiaries in preparing Tax Returns.

SECTION 3.03. Filing of Tax Returns and Payment of Taxes. (a) Each Party shall execute and timely file each Tax Return that it is responsible for filing under applicable Law and shall timely pay to the relevant Taxing Authority any amount shown as due on each such Tax Return; provided, that (i) no Group Member shall file, amend, withdraw, revoke or otherwise alter any Tax Return that relates to any event occurring on or before the Distribution Date and (ii) neither Time nor any of its Subsidiaries shall file, amend, withdraw, revoke or otherwise alter any Tax Return of any TWX Consolidated Group, in each case, without the prior written consent of TWX, which shall not be unreasonably withheld or delayed, except that TWX’s consent shall not be required for the filing of any Tax Return (without amendment) prepared by TWX pursuant to Section 3.01(a). The obligation to make payments pursuant to this Section 3.03(a) shall not affect a Party’s right, if any, to receive payments under Section 3.03(b) or otherwise be indemnified with respect to that Tax liability.

(b) In addition to its obligations under Section 3.01(c), the relevant Tax Return Preparer shall, no later than 5 business days before the due date (including extensions) of any Tax Return described in Section 3.01(a) or (b), notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the other Party must indemnify the Tax Return Preparer under this Agreement. The other Party shall pay such amount to the Tax Return Preparer no later than the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.03(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

SECTION 3.04. Tax Contests. (a) TWX or Time, as applicable, shall, within 10 business days of becoming aware of any Tax Contest (including a Transaction Tax Contest) that could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement, notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.04(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) TWX and Time each shall have the exclusive right to control the conduct and settlement of any Tax Contest, other than a Transaction Tax Contest, relating to any Tax Return that it is responsible for preparing pursuant to Section 3.01. Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause a Party to have an indemnification obligation under this Agreement, then (i) the Indemnifying Party shall have the right to share joint control over the conduct and settlement of that portion or aspect and (ii) whether or not the Indemnifying Party exercises that right, the Indemnitee shall not accept or enter into any settlement without the consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed; provided, that Time agrees to, and shall not dispute or contest, any affirmative adjustments that are described on Schedule 3.04(b).

(c) TWX and Time shall have the right to control jointly the conduct and settlement of any Transaction Tax Contest. Notwithstanding the foregoing, TWX shall be entitled to control exclusively the conduct and settlement of any Transaction Tax Contest if TWX notifies Time that (notwithstanding the rights and obligations of the Parties under this Agreement) TWX agrees to pay (and indemnify Time against) any Transaction Taxes resulting from such Transaction Tax Contest.

(d) In any case where the Parties control jointly the conduct and settlement of any Tax Contest (or portion or aspect thereof): (i) neither Party shall accept or enter into any settlement of such Tax Contest (or the relevant portion or aspect thereof) without the consent of the other Party, which shall not be unreasonably withheld or delayed, (ii) both Parties shall have a right to review and consent, which consent shall not be unreasonably withheld or delayed, to any correspondence or filings to be submitted to any Taxing Authority with respect to such Tax Contest (or the relevant portion or aspect thereof) and (iii) both Parties shall have the right to attend any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority, in each case with respect to such Tax Contest (or the relevant portion or aspect thereof).

SECTION 3.05. Expenses and Applicability. (a) Each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Transaction Taxes, which shall be governed by Article II.

(b) This Article III shall not apply before the Distribution.

ARTICLE IV

Tax Matters Relating to the Transactions

SECTION 4.01. Mutual Representations. Each Party represents that it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, after consultation with a Tax Advisor, is inconsistent with the qualification of any step of the Transactions for its Intended Tax Treatment.

SECTION 4.02. Mutual Covenants. (a) Each Party shall use its reasonable best efforts to cause the Tax Opinions to be issued, including by executing the Tax Opinion Representations requested by Cravath, Swaine & Moore LLP or Herbert Smith Freehills LLP, in each case that are true and correct.

(b) Except as otherwise expressly required or permitted by the Separation Agreement, this Agreement or any other Ancillary Agreement, after the Distribution neither Party shall take or fail to take, or cause or permit its respective Subsidiaries to take or fail to take, any action, if such action or omission would be inconsistent with its Tax Opinion Representations.

SECTION 4.03. Restricted Actions. (a) Subject to Section 4.04, during the period beginning on the Distribution Date and ending on, and including, the last day of the two-year period following the Distribution Date (the “Restricted Period”), Time shall not (and shall not cause or permit any of its Subsidiaries to), in a single transaction or a series of transactions:

(i) enter into any Proposed Acquisition Transaction;

(ii) take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which neither Time nor any of its Subsidiaries is a party (including by (A) redeeming rights under a shareholder rights plan, (B) making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, any “fair price” or other provision of Time’s charter or bylaws or otherwise);

(iii) liquidate or partially liquidate Time, whether by merger, consolidation or otherwise (provided that, for the avoidance of doubt, a merger of another entity into Time or any of its Subsidiaries shall not constitute an action described in this Section 4.03(a)(iii));

(iv) cause or permit Time to cease to engage in the Active Trade or Business;

(v) sell or transfer 50% or more of the gross assets of the Active Trade or Business or 50% or more of the consolidated gross assets that Time held immediately before the Distribution (provided, however, that the foregoing shall not apply to (A) sales, transfers or dispositions of assets in the Ordinary Course of Business, (B) payments of cash to acquire assets from an unrelated Person in an arm’s length transaction, (C) sales, transfers or dispositions of assets to a Person that is disregarded as an entity separate from the transferor for U.S. Federal income Tax purposes or (D) any mandatory or optional repayments (or prepayments) of any indebtedness of Time or any of its Subsidiaries); or

(vi) redeem or otherwise repurchase (directly or indirectly) any Time Capital Stock, except to the extent such redemptions or repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48).

(b) (i) For purposes of this Agreement, “Proposed Acquisition Transaction” means any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from any other Person or Persons, an interest in Time Capital Stock that, when combined with any other acquisitions of Time Capital Stock that occur after the Distribution (but excluding any other acquisition described in clause (ii)) comprises 30% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in Time for U.S. Federal income Tax purposes immediately after such transaction or, in the case of a series of related transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of Time Capital Stock and any amendment to the certificate of incorporation (or other organizational documents) of Time shall be treated as an indirect acquisition of Time Capital Stock by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in Time for U.S. Federal income Tax purposes increases by vote or value.

(ii) Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by Time of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, (y) transfers on an established market of Time Capital Stock that are described in Safe Harbor VII of Section 1.355-7(d) of the Regulations or (z) issuances of Time Capital Stock that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations.

(c) If Time merges or consolidates with another entity to form a new entity, references in this Agreement to Time shall be to that new entity and Time Capital Stock shall refer to the capital stock or other relevant instruments or rights of that new entity.

(d) The provisions of this Section 4.03, including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355 of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355 of the Code or the Regulations thereunder shall be incorporated into this Section 4.03 and its interpretation.

SECTION 4.04. Consent to Take Certain Restricted Actions. (a) Time may (and may cause or permit its Subsidiaries to) take an action otherwise prohibited under Section 4.03(a) if TWX consents. TWX may not withhold its consent if Time has provided it with Satisfactory Guidance.

(b) For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion, at the election of Time, in either case satisfactory to TWX in both form and substance, including with respect to any underlying assumptions or representations and any legal analysis contained therein, and concluding that the proposed action will not cause any step of the Transactions to fail to qualify for its U.S. Intended Tax Treatment.

(c) For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by TWX. The Tax

Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions/Rulings, unless such reliance would be unreasonable under the circumstances, and shall assume that each step of the Transactions would have qualified for its U.S. Intended Tax Treatment if the action in question did not occur.

SECTION 4.05. Procedures Regarding Opinions and Rulings. (a) If Time notifies TWX that it desires to take a restricted action described in Section 4.03(a) and seeks Satisfactory Guidance for purposes of Section 4.04, TWX, at the request of Time, shall use commercially reasonable efforts to expeditiously obtain, or assist Time in obtaining, such Satisfactory Guidance. Notwithstanding the foregoing, TWX shall not be required to take any action pursuant to this Section 4.05(a) if, upon request, Time fails to certify that all information and representations relating to Time or any Subsidiary of Time in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. Time shall reimburse TWX for all reasonable out-of-pocket costs and expenses incurred by TWX or any Subsidiary of TWX in obtaining Satisfactory Guidance within 10 business days after receiving an invoice from TWX therefor.

(b) TWX shall have the right to obtain a Ruling, any other guidance from any Taxing Authority or an opinion of Tax counsel or an accounting firm relating to the Transactions at any time in TWX’s sole discretion. Time, at the request of TWX, shall use commercially reasonable efforts to expeditiously obtain, or assist TWX in obtaining, any such Ruling, other guidance or opinion; provided, however, that Time shall not be required to make any representation or covenant that it does not reasonably believe is (and will continue to be) true, accurate and consistent with historical facts. TWX shall reimburse Time for all reasonable out-of-pocket costs and expenses incurred by Time or any Subsidiary of Time in obtaining a Ruling, other guidance or opinion requested by TWX within 10 business days after receiving an invoice from Time therefor.

(c) TWX shall have exclusive control over the process of obtaining any Ruling or other guidance from any Taxing Authority concerning the Transactions, and Time shall not independently seek any Ruling or other guidance concerning the Transactions at any time. In connection with any Ruling requested by Time pursuant to Section 4.05(a) or that can reasonably be expected to affect Time’s liabilities under this Agreement, TWX shall (i) keep Time informed of all material actions taken or proposed to be taken by TWX, (ii) reasonably in advance of the submission of any ruling request provide Time with a draft thereof, consider Time’s comments on such draft and provide Time with a final copy thereof and (iii) provide Time with notice reasonably in advance of, and (subject to the approval of the IRS) permit Time to attend, any formally scheduled meetings with the IRS that relate to such Ruling.

(d) Notwithstanding anything herein to the contrary, Time shall not seek a ruling with respect to a Pre-Distribution Tax Period (whether or not relating to the Transactions) if TWX determines that there is a reasonable possibility that such action could have a significant adverse impact on TWX or any Subsidiary of TWX.

SECTION 4.06. Notification and Certification Regarding Certain Acquisition Transactions. If Time proposes to enter into any 10% Acquisition Transaction or take any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the 30-month period following the Distribution Date, Time shall undertake in good faith to provide TWX, no later than 10 business days following the signing of any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without written agreement, with a written description of such transaction (including the type and amount of Time Capital Stock to be acquired) and a brief explanation as to why Time believes that such transaction does not result in the application of Section 355(e) or 355(f) of the Code to the Transactions. For purposes of this Section 4.06, “10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 30%.

SECTION 4.07. Reporting. TWX and Time shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Regulations) to report each step of the Transactions as qualifying for its U.S. Intended Tax Treatment and (ii) absent a change of Law or an applicable Determination otherwise, not take any position on any Tax Return that is inconsistent with such qualification.

SECTION 4.08. Tax Treatment of Certain Amounts Paid Pursuant to the EMA. (a) All capitalized terms used in this Section 4.08 but not defined in this Agreement shall have the meanings ascribed to them in the EMA.

(b) Any U.S. Federal, state and local income Tax deduction arising as a result of (i) the exercise, vesting or settlement of any TWX Equity Compensation Awards held by Post-Separation Time Employees and Former Time Employees and (ii) the payment of the TWX Dividend Equivalent Reimbursement Amounts pursuant to Section 18.02 of the EMA shall, in each case, be claimed (if and when permitted by applicable Law) by TWX or one of its Subsidiaries, as applicable; provided, however, that if a deduction claimed by TWX or one of its Subsidiaries pursuant to this Section 4.08(b) is disallowed by a Taxing Authority for any reason, Time or one of its Subsidiaries, as applicable, shall amend its applicable Tax Return to claim such deduction and pay to TWX an amount equal to the Tax benefit actually realized by Time or any of its Subsidiaries resulting from such deduction; provided, however, that TWX, upon the request of Time, shall repay any amount paid to TWX under this Section 4.08(b) (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event Time is required to surrender such Tax benefit.

(c) Each Party shall timely provide the other Party with all information reasonably necessary for such other Party to exercise its rights and comply with its obligations under Section 4.08(b).

SECTION 4.09. Agreement Regarding Dual Consolidated Losses. Time shall enter into such agreements (including new domestic use agreements under

Section 1.1503(d)-6(f)(2) of the Regulations), make such elections and take such other actions, in each case as reasonably requested by TWX or as otherwise required in order to avoid causing the Distribution to be a “triggering event” requiring recapture of any “dual consolidated loss” (in each case, within the meaning of Section 1503(d) of the Code and the Regulations thereunder) for which a TWX Consolidated Group has made a “domestic use election” under Section 1.1503(d)-6(d) of the Regulations and that was incurred by a member of the Time Tax Group during a Pre-Distribution Period. The Parties shall cooperate in implementing this Section 4.09.

ARTICLE V

Procedural Matters

SECTION 5.01. Cooperation. Each Party shall cooperate with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(i) retaining until the expiration of the relevant statute of limitations (including extensions) records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement;

(ii) providing the other Party reasonable access to Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement; and

(iii) notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

SECTION 5.02. Interest. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, as applicable, for the relevant period.

SECTION 5.03. Indemnification Claims and Payments. (a) An Indemnitee shall be entitled to make a claim for payment with respect to Taxes under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonably accuracy the amount of such payment. Except as otherwise provided in Section 3.03(b), the Indemnitee shall provide to the Indemnifying Party notice of such claim within 60 business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

(b) Except as otherwise provided in Section 3.03(b), the Indemnifying Party shall make the claimed payment to the Indemnitee within 30 business days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(c) A failure by an Indemnitee to give notice as provided in Section 3.03(b) or 5.03(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(d) Nothing in this Section 5.03 shall prejudice a Party’s right to receive payments pursuant to Section 3.03(b).

SECTION 5.04. Amount of Indemnity Payments. The amount of any Indemnity Payment shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee resulting from the incurrence of the liability in respect of which the Indemnity Payment is made and (ii) increased to take into account any Tax cost actually realized by the Indemnitee resulting from the receipt of the Indemnity Payment (including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations, and any Taxes imposed on additional amounts payable pursuant to this clause (ii)).

SECTION 5.05. Treatment of Indemnity Payments. Any Indemnity Payment (other than any portion of a payment that represents interest accruing after the Distribution Date) shall be treated by TWX and Time for all Tax purposes as a distribution from Time to TWX immediately prior to the Distribution (if made by Time to TWX) or as a contribution from TWX to Time immediately prior to the Distribution (if made by TWX to Time), except as otherwise required by applicable Law or a Determination.

SECTION 5.06. Tax Disputes. Notwithstanding Section 7.06, this Section 5.06 shall govern the resolution of any dispute arising between the Parties in connection with this Agreement, other than a dispute (i) relating to liability for Transaction Taxes or (ii) in which the amount of liability in dispute exceeds $20 million (a “Tax Dispute”). The Parties shall negotiate in good faith to resolve any Tax Dispute for 45 calendar days (unless earlier resolved). Upon notice of either Party after 45 calendar days, the matter will be referred to a Tax Advisor acceptable to both Parties. The Tax Advisor may, in its discretion, obtain the services of any third party necessary to assist it in resolving the Tax Dispute. The Parties shall instruct the Tax Advisor to furnish notice to each Party of its resolution of the Tax Dispute as soon as practicable, but in any event no later than 60 calendar days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be binding on the Parties and the

Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Tax Advisor shall be shared equally by the Parties. If, having determined that a Tax Dispute must be referred to a Tax Advisor, after 45 calendar days the Parties are unable to find a Tax Advisor willing to adjudicate the Tax Dispute in question and that the Parties in good faith find acceptable, then this Section 5.06 shall cease to apply to that Tax Dispute.

ARTICLE VI

U.K. Tax Matters

SECTION 6.01. Corporation Tax Group Payment Arrangements. (a) Within 10 business days of receiving notice from TWX or the Nominated Company of the discharge described in this Section 6.01(a), Time shall pay, or cause the Group Members that are party to the GPA (each a “GPA Member”) to pay, to the Nominated Company (to the extent not previously actually paid by Time or one of its Subsidiaries to TWX or one of its Subsidiaries pursuant to Article II, the GPA or otherwise) an amount equal to the amount of corporation Tax that has been discharged by the Nominated Company on behalf of any GPA Member pursuant to the GPA.

(b) TWX shall, as soon as practicable after the Distribution (if not done before the Distribution), cause each GPA Member to be removed, (i) effective from the beginning of the accounting period commencing on January 1, 2013, from the GPA and (ii) effective as of the Distribution Date, from any simplified arrangements for Group Relief under the Corporation Tax (Simplified Arrangements for Group Relief) Regulations 1999.

(c) TWX shall ensure, so far as possible, that no GPA payment apportioned to a GPA Member is reapportioned to any other company without the prior written consent of Time, which shall not be unreasonably withheld or delayed.

(d) At the written request of Time, TWX shall provide Time with such details as it may reasonably request as to the GPA payments made by the GPA Members prior to the Distribution and the apportionments of those GPA payments under the GPA.

(e) For purposes of Section 2.02(a)(i), the Time Tax Group’s share of any Taxes attributable to any GPA Member for any taxable period during which such GPA Member was a member of the GPA shall be the amount finally allocated to that member by the Nominated Company pursuant to the GPA.

SECTION 6.02. Group Relief Payment Provisions. (a) Time shall cause the IPC Tax Group and the TAEHL Tax Group to make any Group Relief claims (including provisional or final claims for set-off) and elections and to give any consents in respect of Group Relief (including accepting the surrender of Group Relief) in each case to the extent lawfully possible in respect of any taxable period beginning before the Distribution Date of or with respect to any Group Member that TWX may direct in writing; provided, that this Section 6.02(a) shall not require any Group Member to surrender any Group Relief to any entity other than any other Group Member.

(b) If, pursuant to Section 6.02(a), Group Relief is surrendered to a Group Member, Time shall, or shall cause the relevant Group Member to, at the direction of TWX, pay to the surrendering company an amount to be determined by TWX in its sole discretion (but not exceeding the Taxes saved, plus any interest or repayment supplement received, by the relevant Group Member as a result of the surrender). Time shall make any such payment, or cause any such payment to be made, on or before the due date of the Taxes saved as a result of the surrender (or, if such due date has already passed, within 10 business days of receipt of notice from TWX or, where the Tax in question has been paid to the relevant Taxing Authority, within 10 business days of receiving a repayment of (or obtaining credit or reduction in subsequent Taxes for) the same from such Taxing Authority); provided, that Time shall make the portion of any such payment representing interest or a repayment supplement within 2 business days of receipt of the interest or repayment supplement by the relevant Group Member.

(c) If, after the Distribution, TWX or any of its Subsidiaries pays any amount to any member of the Time Tax Group in respect of a reduction of any surrender pursuant to the provisions at paragraph 75 of Schedule 18 Finance Act 1998 (a “Repayment”), any Indemnity Payment otherwise payable by TWX to Time or any of its Subsidiaries with respect to any resulting Tax shall be reduced to the extent of such Repayment.

(d) If, after the Distribution, TWX or any of its Subsidiaries makes any Repayment, Time shall repay, or cause to be repaid, to TWX any Indemnity Payment already paid by TWX to Time or any of its Subsidiaries with respect to any resulting Tax to the extent of such Repayment.

SECTION 6.03. This Article VI shall not apply before the Distribution.

ARTICLE VII

Miscellaneous

SECTION 7.01. Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Separation Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.

SECTION 7.02. Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 7.03. Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

SECTION 7.04. Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by Sections 7.01(c) and (d) and 7.08 of the Separation Agreement.

SECTION 7.05. Counterparts; Entire Agreement. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Separation Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

SECTION 7.06. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 5.06, each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 7.07. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY

MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.07.

SECTION 7.08. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 7.08 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 7.09. Third-Party Beneficiaries. (a) The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 7.10. Notices. All notices or other communications under this Agreement shall be in writing and shall be provided in the manner set forth in Section 12.05 of the Separation Agreement. In addition, copies of all documents mentioned in the preceding sentence shall also be sent to the address set forth below:

If to TWX, to:

Time Warner Inc.
One Time Warner Center
New York, NY 10019
Attn:	Annaliese Kambour
Senior Vice President—Tax

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attn:	Stephen L. Gordon, Esq.
Lauren Angelilli, Esq.

If to Time, to:

Time Inc.
1271 Avenue of the Americas
New York, NY 10020
Attn:	Bill DeFazio
Vice President—Tax

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Chrysler Center
666 Third Avenue
New York, NY 10017
Attn:	Jonathan R. Talansky, Esq.
Kenneth Koch, Esq.

Either Party may, by notice to the other Party, change the address to which such copies of documents are to be given.

SECTION 7.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 7.12. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 7.13. Waivers of Default. No failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 7.14. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, TWX shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Time shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither TWX nor Time would have entered into this Agreement.

SECTION 7.15. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 7.16. Interpretation. The rules of interpretation set forth in Section 12.14 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH STEP OF THE TRANSACTIONS QUALIFY FOR ITS INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

SECTION 7.17. Compliance by Subsidiaries. The Parties shall cause their respective Subsidiaries to comply with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TIME WARNER INC.,

by
Name:
Title:

TIME INC.,

by
Name:
Title: